Exhibit 4.3
RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement (the “Agreement”) is made as of January 31, 2024, by and between Ionic Digital Inc., a Delaware corporation (the “Company”), and U.S. Data Management Group, LLC, a Delaware limited liability company (the “Purchaser”).
In consideration of the foregoing, and the mutual covenants and representations set forth below, the parties hereto agree as follows:
1.   Issuance of Incentive Shares.
Subject to the terms and conditions of this Agreement, the Company shall issue 670,801 shares of the Company’s Class A common stock, $0.00001 par value per share (the “Class A Common Stock”) of the Company (the “Incentive Shares”) as partial compensation for Purchaser’s performance under, and in accordance with the terms of, that Certain Management Services Agreement dated of even date herewith by and between Purchaser and Company (the “Management Agreement”).
2.   Company Warranty.   The Company represents and warrants that the Incentive Shares, when issued, will be duly authorized, validly issued, fully paid and nonassessable.
3.   Purchaser Warranty.   The Purchaser represents that such Incentive Shares are being acquired for the Purchaser’s own account, for investment and not with a view to the distribution or resale thereof. The Purchaser understands that such Incentive Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities or blue sky laws, by reason of their issuance in a transaction exempt from the registration requirements thereunder and may not be resold unless a subsequent disposition thereof is registered thereunder (the Company being under no obligation to so register except as otherwise provided under that certain Registration Rights Agreement between the Purchaser and the Company, dated as of January 31, 2024 (the “Registration Rights Agreement”)) or is exempt from registration thereunder. The Purchaser represents that the Purchaser has access to the same kind of information which would be available in a registration statement filed under the Securities Act. The Purchaser further represents that the Purchaser is an accredited investor as defined in Rule 501(c) promulgated by the Securities and Exchange Commission.
4.   Vesting of Incentive Shares.
(a)   Vesting.   Provided that the Purchaser shall remain a “Manager” pursuant to the terms of the Management Agreement, the Incentive Shares shall vest as provided in this Section 4. Any Incentive Shares that have not vested as of the applicable time are referred to as “Unvested Incentive Shares”. In each case with respect to 20% of the Incentive Shares, the date hereof and the first, second, third and fourth anniversary hereof shall be a “Vesting Period Commencement Date” and the Incentive Shares will vest in equal proportions on the first anniversary of the respective Vesting Period Commencement Date (each such anniversary, a “Vesting Date”).
(b)   Acceleration of Vesting.   Notwithstanding Section 4(a) or anything to the contrary herein:
(i)   Termination of Management Agreement by Mutual Agreement, or by Company for Cause.   In the event that the Management Agreement is validly terminated pursuant to Section 2(b)(i) (Termination by Mutual Agreement), or Sections 2(b)(iii)(A) – (E) therein, then, as of the business day following such termination or expiration, as applicable, all of the Unvested Incentive Shares (as determined on the business day following such termination or expiration) shall immediately be cancelled in full with no further action on the part of the parties hereto and the Purchaser shall have no rights with respect thereto (provided that, for the avoidance of doubt, any Incentive Shares with a Vesting Date that is the same date as the date of such termination or expiration shall be deemed to have vested prior to such termination or expiration); provided that if the Management Agreement is terminated pursuant to Section 2(b)(iii)(G) (Change of Control) therein and the Company or the acquirer thereof elects to equitize the termination fee therein, the Company shall, prior to such change in control, issue to the Manager additional shares of Class A Common Stock with an aggregate value (as of the time such termination fee becomes due and payable) equal to the amount of such termination fee, which such Class A Common Stock shall not be subject to any vesting requirements.
(ii)   Termination of Management Agreement by Manager for Cause or Change of Control.    In the event that the Management Agreement is validly terminated pursuant to Section 2(b)(ii) (Termination by Manager for Cause) or Section 2(b)(iii)(G) (Change of Control) therein, then, subject to the immediately following proviso, the Vesting Date of any Unvested Incentive Share shall immediately and with no further action on the part of the parties hereto be deemed to be the effective date of such termination; provided that if (A) such termination occurs on or before the fourth anniversary of this Agreement, and (B) the EH/S Target (as defined in the Management Agreement) has not been achieved on or prior to the EH/s Target Deadline (as defined in the Management Agreement), then any Unvested Shares with a vesting date after the fourth anniversary of this Agreement shall immediately be cancelled in full with no further action on the part of the parties hereto and the Purchaser shall have no rights with respect thereto.
(iii)   Termination of Management Agreement for Exahash Capacity.   In the event that the Management Agreement is validly terminated pursuant to Section 2(b)(iii)(F) (Exahash Capacity), any Unvested Incentive Share (as determined on the business day following such termination) shall immediately be cancelled in full with no further action on the part of the parties hereto and the Purchaser shall have no rights with respect thereto (provided that, for the avoidance of doubt, any Incentive Shares with a Vesting Date that is the same date as the date of such termination or expiration shall be deemed to have vested prior to such termination).
(iv)   Termination of Management Agreement Due to Form 10 Effectiveness.   In the event that the Management Agreement is validly terminated pursuant to Section 2(iii)(H) (Form 10 Effectiveness) therein, the Vesting Date for 20% of the Unvested Incentive Shares shall immediately and with no further action on the part of the parties hereto be deemed to be the effective date of such termination and any other Unvested Incentive Shares shall immediately be cancelled in full with no further action on the part of the parties hereto and the Purchaser shall have no rights with respect thereto.
(v)   Non-Extension of Management Agreement.   In the event that the initial term of the Management Agreement is not extended in accordance with the terms thereof for the Term Extension (as defined in the Management Agreement), then (A) if the EH/S Target (as defined in the Management Agreement) has been achieved on or prior to the EH/s Target Deadline (as defined in the Management Agreement), the Vesting Date of any Unvested Incentive Share shall immediately and with no further action on the part of the parties hereto be deemed to be the effective date of such termination, and (B) if the EH/S Target (as defined in the Management Agreement) has not been achieved on or prior to the EH/s Target Deadline (as defined in the Management Agreement), the Unvested Incentive Shares (as determined as of the business day following such expiration) shall be cancelled in full as of the business day following such expiration of the Management Agreement with no further action on the part of the parties hereto and the Purchaser shall have no rights with respect thereto (provided that, for the avoidance of doubt, any Shares with a Vesting Date that is the same date as the date of such expiration shall be deemed to have vested prior to such expiration).
5.   Transfer Restrictions.   For so long as any Unvested Incentive Shares remain outstanding, the Purchaser shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, any such Unvested Incentive Shares without the Company’s written consent, except for dispositions that are made exclusively between and among the Purchaser and its affiliates, including distributions, transfers or dispositions without consideration by the Purchaser to any of its equity holders, provided, however, that such transfer is valid only if the transferee/donee executes a joinder agreement substantially in the form attached Exhibit A hereto.

6.   Intentionally Omitted.
7.   Restrictive Legends.   The Purchaser understands and agrees that certificate(s) evidencing ownership of the Incentive Shares, if any, shall be affixed with legends substantially in the following forms, together with any other legends that may be required by the Company or by applicable state or federal securities laws:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT, (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT UNLESS AND UNTIL REGISTERED UNDER THE ACT, OR (III) IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR PLEDGE,   HYPOTHECATION OR TRANSFER OTHERWISE COMPLIES WITH THE ACT.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.
8.   Section 83(b) Elections.   The Purchaser may make an election under Code Section 83(b) with respect to the Incentive Shares. If the Purchaser elects to make such a Section 83(b) election, the Purchaser shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) election with the US Internal Revenue Service. The Purchaser agrees to assume full responsibility for ensuring that the Section 83(b) election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) election.
9.   Registration Rights.   At all times that the Company is a publicly traded entity with common equity quoted on or listed for trading on The Nasdaq Capital Market, The Nasdaq Global Select Market, The Nasdaq Global Market, the NYSE American, or The New York Stock Exchange and registered under the Securities Exchange Act of 1934, as amended, the Company shall use its commercially reasonable efforts to cause the Incentive Shares to be listed on any national securities exchange upon which shares of Class A Common Stock are listed. All Incentive Shares shall be subject to the Registration Rights Agreement as may be amended, modified, restated.
10.   Acknowledgment by Purchaser.
(a)   Purchaser acknowledges and agrees that it has conducted to its full satisfaction an independent investigation and verification of the business (including its financial condition, results of operations, assets, liabilities, properties, contracts, employee matters, regulatory compliance, business risks, and prospects) of the Company and its affiliates, and, in making its determination to proceed with the transactions contemplated hereby, Purchaser has relied, is relying, and will rely, solely, on the representations of the Company set forth herein (the “Express Representations”) and the results of Purchaser’s own independent investigation and verification and has not relied on, is not relying on, and will not rely on any information, statements, disclosures, documents, projections, forecasts or other material made available to Purchaser or any of its affiliates, advisors, or representatives, in any “dataroom”, any “information presentation” or similar document, or any Projections or any other information, statements, disclosures or materials, in each case, whether written or oral, made or provided by or on behalf of the Company or any of its affiliates, Celsius Network LLC or any of its affiliates, or any predecessor, advisors or representative of any of the foregoing (the “Disclaimed Persons”), or any failure of any of the Disclaimed Persons to disclose or contain any information, except for the Express Representations. Purchaser acknowledges and agrees that (i) the Express Representations are the sole and exclusive representations, warranties and statements of any kind made to Purchaser and on which Purchaser may rely in connection with the transactions contemplated hereby and (ii) all other representations, warranties and statements of any kind or nature expressed or implied, statutory, whether in written, electronic or oral form are, in each case, specifically disclaimed by the Company and the foregoing persons.
(b)   Without limiting the generality of the foregoing, in connection with the investigation by Purchaser, Purchaser and its advisors and representatives have received or may receive certain projections, forward-looking statements and other forecasts (whether in written, electronic, or oral form, and including in any “information presentation” or similar document, any dataroom, any management meetings, etc.) (collectively, “Projections”). Purchaser acknowledges and agrees that (i) such Projections are being provided solely for the convenience of Purchaser to facilitate its own independent investigation, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) Purchaser is familiar with such uncertainties, and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).
(c)   The Disclaimed Persons are intended third party beneficiaries of this Section 10 and shall be entitled to enforce this Section 10 as if a party directly hereto.
11.   Non-Recourse.   This Agreement may only be enforced against, and any claim, action, or proceeding based upon, arising out of or related to this Agreement may only be brought against, the persons that are expressly named as parties to this Agreement or successors in interest to such persons. Except to the extent named as a party to this Agreement or a successor in interest to such party, and then only to the extent of the specific obligations of such parties set forth in this Agreement or such parties’ successors in interest, no past, present or future shareholder, member, partner, manager, director, officer, employee, affiliate, agent, advisor, or representative of any party (each, a “Non-Recourse Person”) will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any dispute related hereto, and (ii) in no event shall any Non-Recourse Person have any shared or vicarious liability, or otherwise be the subject of legal or equitable claims, for the actions, omissions or fraud (including through equitable claims (such as unjust enrichment) not requiring proof of wrongdoing committed by the subject of such claims) of any other Non-Recourse Person. The Non-Recourse Persons are intended third party beneficiaries of this Section 11 and shall be entitled to enforce this Section 11 as if a party directly hereto.
12.   Notice.   All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12).
If to the Company:	2332 Galiano Street, 2nd Floor
Coral Gables, Florida 33134
Email: joel@ionicdigital.com
Attention: Joel Block, CFO
with a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Email: echange@cgsh.com
Attention: Elizabeth A. Chang

If to the Purchaser:	1101 Brickell Ave., N-1500
Miami, Florida 33131
Email: legalteam@hut8.io and asher@usbitcoin.com
Attention: Asher Genoot
with a copy to:	Brown Rudnick LLP
7 Times Square,
New York, NY 10036
Email: jfitzsimons@brownrudnick.com
Attention: Jonathan Fitzsimons
If to a transferee/donee:	To the address set forth for such person in the joinder agreement in the form set forth in Exhibit A hereto.
13.   Entire Agreement.   This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. It supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.
14.   Assignment; Transfers.   Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Purchaser without the prior written consent of the Company. Any attempt by the Purchaser without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.
15.   Waiver.   Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.
16.   Severability.   Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.
17.   Rights as Stockholder; Voting.
(a)   Subject to the terms and conditions of this Agreement, the Purchaser shall have the rights of a stockholder of the Company with respect to any Incentive Shares from and after the date of the issuance of such Incentive Shares, and until such time as the Purchaser disposes of the Incentive Shares in accordance with this Agreement.
(b)   For so long as the Management Agreement remains in full force and effect, the Purchaser, in its capacity as stockholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Purchaser shall vote (or execute and return a written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Incentive Shares owned by the Purchaser and subject to this Agreement as of the record date for such meeting (or the date that any written consent is executed by the Purchaser) in accordance with the recommendations of the board of directors of the Company. The Purchaser hereby grants an irrevocable proxy to vote the Incentive Shares owned by the Purchaser and subject to this Agreement as provided in this Section 17(b), provided, however, that such irrevocable proxy shall terminate and be of no further force or effect immediately upon the termination or expiration of the Management Agreement.

(c)   Any dividends paid in the form of Class A Common Stock issued with respect to the Unvested Incentive Shares will be treated as additional Unvested Incentive Shares purchased hereunder as of the date such dividend is distributed and will be subject to the same terms and conditions as the underlying Unvested Incentive Shares, including the vesting and forfeiture provisions set forth in Section 4. Any dividends paid in the form of cash with respect to the Unvested Incentive Shares shall be subject to the vesting and forfeiture provisions set forth in Section 4, and such cash dividends shall be paid in a single lump sum as soon as practicable following the vesting date of such Unvested Incentive Share (but in no event later than the end of the year in which vesting occurs).
(d)   Upon transfer, the Purchaser shall have no further rights as a holder of the Incentive Shares so transferred except (in the case of a transfer to the Company) the right to receive payment for the Incentive Shares so transferred, and the Purchaser shall forthwith cause the certificate(s) evidencing the Incentive Shares so transferred, if any, to be surrendered to the Company for transfer or cancellation.
18.   Governing Law and Submission to Jurisdiction.   This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in such court has been brought in an inconvenient forum.
19.   Availability of Injunctive Relief.   Both parties agree that any party may petition a court for injunctive relief as permitted by the rules. Both parties understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
20.   Counterparts; Facsimiles.   This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Restricted Stock Agreement as of the date first above written.
Ionic Digital Inc.
By:
/s/ Matthew Prusak

Name: Matthew Prusak
Title:   Chief Executive Officer
U.S. Data Management Group, LLC
By:
/s/ Asher Genoot

Name: Asher Genoot
Title:   Authorized Signatory
[Signature Page to Restricted Stock Agreement]

Exhibit A
Form of Joinder Agreement
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Restricted Stock Agreement, dated as of                  , 2024, and as amended from time to time (the “Restricted Stock Agreement”), by and between Ionic Digital Inc. (the “Company”) and U.S. Data Management Group, LLC. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restricted Stock Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Purchaser” under, the Restricted Stock Agreement as of the date hereof as if he, she or it had executed the Restricted Stock Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Restricted Stock Agreement.
This Joinder Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
[Joining Party]
By:
Name:
Title:

Address:

Date: